Free Writing Prospectus

Van Eck Merk Gold Trust

Now Offering the Gold ETF that Delivers – OUNZ

0001546652

Pursuant to 433/164

333-180868

Van Eck Global <info.vaneck@vaneck.com> October 26, 2015 7:53 AM

To: Brandon Rakszawski <brakszawski@vaneck.com>

Reply-To: Van Eck Global <info.vaneck@vaneck.com>

Now Offering the Gold ETF that Delivers: OUNZ

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The Gold ETF that Delivers

Key Features

Van Eck Global and Merk Investments LLC now offer the only exchange-traded product that provides a patented, physical gold delivery option: Van Eck Merk

Gold Trust (Ticker: OUNZ).

OUNZ seeks to provide investors with a convenient and cost-efficient way to buy and hold physical gold through an exchange-traded product with the option to take actual physical delivery of the gold.

Learn more about OUNZ - Van Eck Merk Gold Trust

Keep in Touch

with Van Eck

Global

IMPORTANT DISCLOSURES

This material must be preceded or accompanied by a prospectus. Before investing, you should carefully consider the Trust's investment objectives, risks, charges and expenses. This and other information is in the prospectus, a copy of which may be obtained by visiting

www.vaneck.com/ounz or calling 800-826-2333. Please read the prospectus carefully before you invest.

Investing involves risk, including possible loss of principal. The Trust is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for the purposes of the

Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are intended to reflect the price of the gold held in the Trust,

the market price of the shares is subject to fluctuations similar to those affecting gold prices.

Additionally, shares of the Trust are bought and sold at market price, not at net asset value (“NAV”).

Brokerage commissions will reduce returns.

The request for redemption of shares for gold is subject to a number of risks including but not limited to the potential for the price of gold to decline during the time between the submission of the request and delivery. Delivery may take a considerable amount of time depending on your location. Commodities and commodity-index linked securities may be affected by changes in overall market movements and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

The sponsor of the Trust is Merk Investments LLC (the “Sponsor”). Van Eck Securities Corporation and

Foreside Fund Services, LLC, provide marketing services to the Trust.

Van Eck Securities Corporation

666 Third Avenue

New York, NY 10017

800.826.2333

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confirmation of any transaction, or as an official statement of Van Eck Global or any of its subsidiaries. E-mail transmissions cannot be guaranteed tobe secure or error-free. Therefore we do not represent that this information is complete or accurate and it should not be relied upon as such. Allinformation is subject to change without notice. All e-mails at Van Eck Global are, in accordance with Firm policy, to be used for Van Eck Globalbusiness purposes only. E-mails sent from or to the Firm are subject to being reviewed by the Firm in accordance with the Firm's procedure for the

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